Exhibit 10.29

EXECUTION COPY

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY ASTERISKS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

US MANUFACTURING AND PACKAGING AGREEMENT

between

WARNER-ELEKTRA-ATLANTIC CORPORATION (“WEA”)

and

CINRAM MANUFACTURING, INC. (“Company”)

Dated as of October 24, 2003

Capitalized terms not defined where they appear in the text are defined in Paragraph 14.

1. Appointment. (a)

(i) WEA hereby appoints Company to render, and Company shall render, M&P Services for one hundred percent (100%) of Products in accordance with the terms hereof.

(ii) Notwithstanding anything to the contrary contained in Paragraph 1(a)(i), from and after the effective date of a Recorded Music Major Transaction (the “RMMT Effective Date”), the appointment of Company hereunder shall instead be to render, and Company shall render, M&P Services for at least the Specified Percentage (and, at WEA’s election, more than the Specified Percentage) of Products in accordance with the terms hereof. WEA shall use commercially reasonable efforts to provide that the Combined Entity’s ordering of units of Products and Components hereunder (i.e., mix of New Releases and Catalog Titles and special packaging orders) following the RMMT Effective Date remains generally consistent with WEA’s ordering of units of Products and Components hereunder prior to the RMMT Effective Date. The “Specified Percentage” equals the fraction, expressed as a percentage: (A) the numerator of which shall be one hundred percent (100%) of the number of units of Products manufactured and packaged by Company for WEA under this Agreement (and/or by WEA on its own behalf, if applicable) during the twelve (12) complete calendar months immediately preceding the RMMT Effective Date (the “WEA Output”); and (B) the denominator of which shall be the WEA Output plus one hundred percent (100%) of the number of units of Records, in any Optical Disc format, manufactured and packaged for sale in the Territory by or for the recorded music business of the applicable Major during the same twelve (12)-month period. For the avoidance of doubt, in calculating the WEA Output no units manufactured or packaged by the Company (and/or WEA, if applicable) for WHV or its affiliates shall be included.

(b) Reservation of Rights. WEA hereby reserves all rights in and to Products not otherwise expressly granted to Company herein.

(c) Reports. Company shall prepare for WEA all of the same production, shipments and inventory reports in the same format and detail that WEA’s systems provided as of the date of this Agreement (it being understood that Company shall not be required to prepare for WEA any reports that would require Company to incur additional out-of-pocket expenses in order to provide them, unless WEA agrees to pay any such actual out-of-pocket expenses) and shall supply WEA with such reports on at least a monthly basis during the Term. If Company provides more detailed reports to any other party during the Term, Company shall, at WEA’s request, provide such more detailed reports to WEA hereunder as of the date that Company commences providing such more detailed reports to such other party by subject to the same terms and conditions under which such reports are provided to such other party (e.g., any additional fees or amounts charged to such party for such more detailed reports). Nothing in such reports shall impart any competitively-sensitive information about Company, Company’s affiliates or any third parties for which Company renders any services or any personal data possessed by Company.

2. Title. Title to units of Components and Products manufactured and packaged hereunder (including all copyrights and trademarks contained therein) shall remain in WEA or WEA’s affiliates. Company acknowledges that Products (including all intellectual property contained therein and relating thereto) are protected under copyright laws and that WEA is the rightful owner or license holder of such copyrights. Company acknowledges that any removal of any such materials from Company’s approved facilities without WEA’s written approval, and any distribution of any such materials in the Territory without WEA’s written approval, is an infringement of WEA’s copyright. Company shall bear the risk of loss for units of Products in Company’s possession, under Company’s control or in transit from Company or its designees to any Facility; provided, however, that WEA shall bear the risk of loss for any units of Products in transit for which WEA is responsible for paying the shipping.

3. Services. (a) Level of Services. [*] In addition, the Services:

(i) shall be rendered on a so-called “label-blind” basis;

(ii) shall be rendered in at least the same general manner, subject to at least the same general standards and in at least the same general quality as provided by Company to all other parties whose Records are manufactured and/or packaged by Company in the Territory [*].

[*]. This Paragraph 3(a)(ii) shall not require that Company provide WEA with the automated services provided in Company’s Huntsville Facility or otherwise require Company to provide any new services to WEA if the cost of providing such services would be similarly unreasonably burdensome to Company; provided, however, that nothing in this sentence shall limit Company’s obligations set forth in Paragraph 6;

(iii) shall be rendered in at least the same manner, subject to at least the same standards and in at least the same quality as was provided to WEA’s affiliates at the Acquired Facilities for the products of WEA’s affiliates immediately prior to the commencement of the Term;

(iv) shall be rendered in accordance with “first-class” standards that meet the highest quality available in the industry;

(v) shall be rendered in accordance with, or exceed, each of the service level requirements set forth on Schedule A hereto (the requirements set forth on Schedule A hereto being the “Service Level Requirements”); and

(vi) shall, to the extent rendered for production of Products in CD or DVD format, be rendered in accordance with the technical specifications set forth on Schedule B hereto (the requirements set forth on Schedule B hereto being the “Technical Specifications”).

Notwithstanding the foregoing, to the extent that the standards set forth in clauses (ii) and (iv) above are not being met as of the commencement of the Term, Company shall have a period of ninety (90) days from the commencement of the Term in which to meet such standards.

(b) Copy Protection and Digital Rights Management. WEA may from time to time require the integration of copy protection and digital rights management technology into certain Products. Company shall use its commercially reasonable efforts to ensure that it is equipped to provide such technology and shall obtain necessary licenses from the supplier therefor. WEA shall, unless otherwise agreed, be responsible for the copy protection or digital rights management technology license fees and the cost of any packaging adaptation necessary to provide notification of the use of such technology as may be required by the applicable law in the country of sale, and (except as otherwise expressly set forth in this Paragraph 3(b)) all other costs relating to copy protection and digital rights management shall be borne by Company. Company shall report units manufactured and technologies used to WEA on a monthly basis to facilitate the administration of the copy protection and digital rights management license fees. Company shall assist WEA in assessing and testing new copy protection and digital rights management technologies, and on [*] notice will make provision for new copy protection and digital rights management technologies to be implemented, but only so long as such new technologies are available to Company for use. To the extent that the actual, documented, out-of-pocket, non-overhead cost to Company for the assessment, testing and implementation of such new copy protection and digital rights management technologies exceeds [*] in the aggregate in respect of any Contract Year, then WEA shall reimburse Company for any such excess (but solely to the extent that WEA requested that Company assess, test or implement such new technology). To the extent that any other parties serviced by Company actually utilize any such new copy protection and digital rights management technology, WEA’s obligation to reimburse Company for any such excess shall be reduced pro rata based on the total number of Company’s customers utilizing the new copy protection and digital rights management technology. If WEA has already reimbursed Company pursuant to the preceding sentence and subsequently is entitled to a pro rata reduction as provided herein, Company shall refund such amount within thirty (30) days of the date such other party begins utilizing such new copy protection and digital rights management technology.

(c) Fees. M&P Services shall be furnished at the prices set forth on Schedules C and H hereto and as set forth in this Paragraph 3(c), as they may be modified from time to time by operation of Paragraphs 12 and 15 (the “Fees”). [*].

(d) Subcontracting. Company may subcontract a portion of its obligations under this Agreement to any one or more of the subcontractors on Schedule D hereto (each an “Approved Subcontractor”). Company may subcontract to a subcontractor that is not an Approved Subcontractor only with the prior consent of WEA. Any such subcontracting by Company shall not relieve Company of its obligations hereunder. Orders hereunder shall not be subcontracted to a greater degree than any other orders. In addition, Company shall ensure that any subcontractors comply with all obligations of Company hereunder. WEA may from time to time designate organizations as prohibited subcontractors under this Agreement if WEA reasonably believes such organizations would not be likely to be able to adhere to the provisions of this Agreement.

(e) Compliance with Law: Code of Conduct. Company shall comply (i) with all laws and regulations in connection with Company’s undertakings under this Agreement, except where the failure to do so individually or in the aggregate is immaterial; and (ii) subject to relevant local laws including privacy laws, with the code of conduct attached as Schedule E hereto.

(f) Delivery of Source Materials. WEA shall, at WEA’s sole expense, deliver to Company (or to such suppliers as Company may designate) all Source Materials. WEA shall retain title to all Source Materials supplied to Company or its designees, including all digital files derived from such Source Materials. Company shall maintain systems at no charge to WEA so as to be able to receive Source Materials in digital form and online, which shall include metadata and digital proofs.

(g) Ordering.

(i) It shall be WEA’s responsibility to determine its production requirements and to order units of Components and Products. All Orders for units of Components and Products shall be evidenced by a written purchase order. Orders must include all information necessary to properly identify the Components and Products to be manufactured and packaged, including artist, title, catalog number and quantity. Company shall use the entire UPC or EAN codes to identify all Components and Products.

(ii) Prior to manufacture, and Order must be Workable. Company shall deliver finished goods units of Components and Products to WEA’s designated locations within the applicable time periods set forth on Schedule A hereto. All of the time periods set forth on Schedule A hereto are referred to as the applicable Turnaround Times for the manufacture of Components and for units of Products in each configuration, respectively, and are measured from the time the Order is Workable.

(iii) At the times that WEA submits Orders, to the extent that an Order is for multiple selections, WEA shall have the right to determine the priority in which the Orders should be filled (that is, it shall have the right to determine and designate which part of the Order is to be delivered within the shorter of the applicable Turnaround Times and which part of the Order is to be delivered within the longer of the applicable Turnaround Times).

(iv) For each item (i.e., a particular Product) in an Order, there shall be an allowable fulfillment deviation as set forth below:

Order Size in Units	Deviation for Catalog Titles	Deviation for New Releases
0-10,000	[*]	[*]
10,001-50,000	[*]	[*]
50,001-300,000	[*]	[*]
300,001 and up	[*]	[*]

Orders filled within such deviation shall be deemed to be satisfied, and WEA shall pay Company on the actual number of units delivered at the rate(s) charged by Company pursuant to the original Order to which such deviation relates.

(h) Quarterly Meetings. At least once every calendar quarter, WEA may meet with Company’s Chief Executive Officer (or equivalent) and Chief Financial Officer (or equivalent) to assess Company’s performance under this Agreement and its ongoing ability to perform its obligations under this Agreement.

(i) Shipping Costs. Company shall bear the cost and expense of shipping of any and all units of Products, Components or other materials manufactured hereunder from the point of manufacture to: (i) any distribution or warehouse Facility; and (ii) from any distribution or warehouse Facility to any other distribution or warehouse Facility, so long as such movement described in (ii) above is at the direction of Company in its own discretion. Except as otherwise specifically provided herein, WEA shall be responsible for the cost and expense of all other shipments hereunder. To the extent that any shipping costs hereunder are to be borne by WEA but are actually paid by Company, WEA shall only be required to pay Company’s actual, documented, out-of-pocket costs charged by such shipping agent for the shipment of units of Products and/or other materials hereunder, and such costs shall be reimbursed to Company by WEA within [*] business days following Company’s rendition of such invoice to WEA (but in no event shall WEA be required to make any such payment of such invoice prior to Company’s payment of such invoice to such shipping agent). If WEA is responsible for shipping expenses, should WEA so elect, WEA shall have the right to: (i) select the shipping agent(s) utilized by Company for shipping of units of Products and/or other materials hereunder (and, in doing so, assume the risk of loss for such units of Products in transit); or (ii) in lieu of selecting such shipping agent(s), require that Company submit to WEA any proposed shipping agent(s) which Company wishes to utilize hereunder for WEA’s prior written approval. If, in a particular instance, WEA is not responsible for shipping expenses or WEA does not exercise its rights pursuant to the preceding sentence, Company shall utilize the same shipping agent(s) utilized by Company for the shipping of a majority of the other products shipped by or on behalf of Company.

(j) No Unauthorized Manufacture. Company acknowledges that WEA may suffer substantial damages as a result of the unauthorized manufacture of Components or Products. Therefore, Company agrees that: (i) Company shall produce only those quantities of units of Components and Products as are specified in a written Order issued by WEA and subject to the terms set forth herein; (ii) Company shall deliver the units of Components and Products specified in each Order only to the recipient and location designated by WEA in such order; and (iii) upon WEA’s request from time to time, Company shall deliver to WEA separate written confirmation of each manufacturing run made of each Product and Component pursuant to each Order, including the date of the manufacturing run and the number of units produced during the run.

(k) Additional Services. At WEA’s reasonable request, Company shall provide WEA with manufacturing and packaging services for “point of sale,” promotional and merchandising materials to be utilized in connection with Products. Such services shall be provided by Company to WEA on a non-exclusive basis only (and only to the extent that WEA so requests any such services) and, to the extent so requested, shall be provided to WEA [*]. Notwithstanding this Paragraph 3(k), Company shall only be required to provide such services if either WEA (either itself or through any of its affiliates) provided such services on its own behalf prior to the commencement of the Term or if Company then-currently provides such services to any party (in which case, if WEA requests such services and Company is not contractually prohibited from providing such services to WEA, they shall be provided to WEA on the same terms and conditions as are provided to such other party).

4. Company’s Financial Obligations.  WEA shall not be responsible for payment of any of Company’s (or Company’s affiliates’) indirect or general overhead charges or the salaries of Company’s (or Company’s affiliates’) employees or agents. All costs associated with the rendering of Services shall be borne by Company. Such costs to be borne by Company include any patent royalties or other similar royalties or license fees payable in connection with the manufacture of products and Components (subject to the provisions of Paragraph 3(c)(i)), which costs, for the avoidance of doubt, exclude mechanical royalties, record royalties and copy protection and digital rights management (i.e., DRM) technology license fees.

5. Other Obligations. (a) Storage of Source Materials, Components and Finished Units of Products.  Company shall accept and store all Source Materials and Inventory delivered to or otherwise held by Company hereunder at no charge; provided, however, that with respect to any particular Product, Company shall not be required to store more Source Materials or Inventory than is necessary to satisfy the next [*] demand (such determination as to what constitutes [*] demand shall be made jointly be WEA and Company based, where possible, upon actual, gross units ordered during the prior [*] and shall be made for all Source Materials and Inventory no more frequently than semi-annually during the Term commencing no sooner than [*] after the commencement of the Term). With respect to Source Materials and Inventory so determined to be in excess of a [*] demand therefor, Company shall notify WEA of the specific Source Materials and/or Inventory constituting such excess and within [*] following WEA’s receipt of such notice, WEA shall (in WEA’s sole discretion) either: (i) remove such excess Source Materials and/or Inventory (at WEA’s expense); (ii) direct Company to destroy such excess Source Materials and/or Inventory (at WEA’s expense); or (iii) direct Company to store such excess either (x) at a Facility at a cost to WEA of

[*] or (y) offsite at Company’s or Company’s affiliates’ leased facility approved in advance, in writing by WEA and the actual, documented, out-of-pocket expense charged by such facility to Company for such storage shall be reimbursed to Company by WEA.  Amounts owing under this Paragraph 5(a) shall be invoiced by Company at month end and shall be payable sixty (60) days from the date of the rendition of such invoice; [*]. All Source Materials and all Inventory shall be WEA’s property and shall be kept segregated from any other property. Upon receipt of a written request from WEA, Company shall return to WEA, at WEA’s cost, any materials supplied by WEA which have not been utilized in the manufacture or packaging of units of Components or Products or otherwise pursuant to this Agreement and which are then in Company’s possession or control. The risk of loss, due to any reason, of Source Materials or Inventory in Company’s possession or control shall be borne by Company, as further described herein; provided, however, that to the extent any such loss was directly caused by a WEA Employee, Company shall not bear the risk of loss, except to the extent such loss is or would have been covered by Company’s property insurance as required under this Agreement and as set forth on Schedule F hereto. WEA shall own all manufacturing parts (for Components and Products) and all derivatives and/or duplicates thereof fabricated in connection with the production process, including all Components, photographic films and color keys, if any, duplicate audio tapes (analog or digital), glass Masters and running Masters and all digital files derived from any of the foregoing. Company shall not destroy any of the Source Materials, Inventory or elements derived therefrom without prior written authorization from WEA; provided, however, that Company may destroy certain such derived elements (i.e., glass Masters and metal parts) to the extent that such elements are generally destroyed by Company in the ordinary course of production. Company shall also, at Company’s cost, maintain, protect and backup any and all Source Materials and derivatives in an organized environment to allow for easy access by both Company and WEA.

(b)  Insurance. During the Term, Company shall: (i) comply with all provisions set forth on Schedule F hereto; and (ii) at Company’s sole cost and expense, maintain adequate insurance coverage for: (A) all Source Materials and Inventory while such items are in Company’s possession, under Company’s control or in transit to or from Company or its designees to any Facility; and (B) the other matters set forth on Schedule F hereto. The insurance required under this Paragraph 5(b) is not intended to limit Company’s liability as otherwise provided in this Agreement.

(c) Computer Access.  In order that WEA be able to monitor daily shipments, receipt, production and inventory activity in connection with Components and Products, Company shall give WEA access to Company’s computer system for the purpose of providing WEA with real-time information stored therein relating to Components and Products at Company’s expense (but no access shall be allowed to information relating to any other party’s products or any personal data possessed by Company). Such system shall provide WEA with all of the same types of reports and information currently provided by, and as may be available from, Company’s computer systems in connection with other products and components manufactured and/or packaged by Company. In connection therewith, Company shall work with WEA to ensure that WEA is provided with at least the same level of reports and information that WEA’s own systems provided as of the commencement of the Term. Nothing such reports or information provided shall impart any competitively-sensitive information about Company, Company’s affiliates or any third parties for which Company renders any services or any personal data possessed by Company. Such access shall be available to WEA [*] at all times during the Term. Notwithstanding anything herein to the contrary, Company may perform system maintenance and upgrades during which such systems may not be available; provided, however, that such downtime does not exceed [*].

(d)  Inspection.  Subject to the provisions set forth below, during the Term and for a period of [*] following the expiration or termination of the Term, WEA shall have the right to inspect each WEA Facility and any other facility utilized by Company in connection with Components or Products or the provision of Services hereunder, during regular business hours (utilizing either WEA’s own employees, third party advisers or representatives, insurers, or other experts retained by WEA). WEA may conduct such inspections of each WEA Facility or other facility up to [*]. During any such inspection, WEA may conduct physical inventories of units of Components and Products in Company’s possession or control. WEA shall not have access to any competitively-sensitive information relating to any other party’s products, or any personal data possessed by Company, during the inspections permitted under this Paragraph 5(d).

(e)  Security.  Company shall maintain security standards that are at least equivalent to those provided by other “first-class” manufacturers and packagers in the Territory, both in the segregated area of the WEA Facilities for property of WEA and throughout the WEA Facilities, and shall at all times employ the utmost care and diligence to prevent loss, damage, theft, disappearance, unauthorized destruction or usage of such property of WEA. Company’s security procedures shall be subject to WEA’s prior written approval. Company shall maintain such procedures as approved by WEA and as may reasonably be given to Company from time to time throughout the Term. Notwithstanding the foregoing, Company’s security measures (which shall include closed-circuit television monitoring, pass-protected access, employee checking and spot searching, etc.) shall be sufficient to ensure that all Source Materials and Inventory and the intellectual property embodied in such Source Materials and Inventory are in no way compromised, stolen, “leaked” to the public (e.g., copying of recordings embodied on Products which may lead to the availability of such recordings to the public via the Internet or similar means) or otherwise made available to any unauthorized parties; provided, however, that for a period of [*] from the commencement of the Term, such security measures need be no more stringent than those currently in place at the Acquired Facilities. Upon discovery of: (i) loss, damage, theft, disappearance, or destruction of Source Materials or Inventory exceeding [*]; or (ii) any unauthorized usage of Source Materials or Inventory, Company shall notify WEA as soon as reasonably possible, and in any event within [*] following such discovery, and shall include in such notification sufficient detail to allow WEA to investigate such incident (each, a “Security Breach Notice”). Regardless of Company’s compliance with all security measures set forth herein or with procedures approved by WEA, Company shall be liable as provided herein for the loss, damage, theft, disappearance, destruction or unauthorized usage of any property of WEA.

(f) Salvage. At all times and regardless of whether Company or its insurers are required to compensate WEA for loss as required under this Agreement, WEA shall retain the sole right to salvage for damaged Inventory. Company shall not surrender damaged Inventory to insurers or any other party for destruction or disposal without obtaining WEA’s prior written consent.

(g) WEA Employees. Company shall throughout the Term, at the request of WEA, provide up to a maximum of [*] full-time employees of WEA or its affiliates (the “WEA Employees”) with, at Company’s expense: (i) reasonable office accommodations at such WEA Facilities utilized for manufacturing and/or packaging as may be specified from time to time by WEA; (ii) individual computers; (iii) copy services and any other similar office services in order to permit them to carry out their functions; and (iv) all other reasonable support functions as provided to them as of the date of this Agreement. Company shall also provide telephone, Internet and fax access for each WEA Employee, and WEA shall reimburse Company for Company’s actual, documented, out-of-pocket costs therefor. Amounts owing under this Paragraph 5(g) shall be invoiced by Company at month end and shall be payable [*] from the date of the rendition of such invoice; [*]. WEA shall be responsible for the direction of, and all compensation and related obligations for, the WEA Employees. The WEA Employees shall operate in accordance with WEA’s code of conduct and Company’s standard code of conduct contained in its employee policy manual at the applicable WEA Facility (which code of conduct shall be subject to WEA’s reasonable approval) and all other lawful policies adopted by Company from time to time governing the conduct of all of its employees and contractors. In the performance of their tasks, the WEA Employees shall not have access to any competitively-sensitive information relating to any other party’s products or any personal data possessed by Company.

6. Technology. Throughout the Term, Company shall reasonably update its manufacturing and packaging lines at the WEA Facilities at Company’s cost to keep up with new technology requirements and to maintain at least the same level of technology utilized by other “first-class” manufacturers and packagers of Records in the Territory, including machinery and equipment that is reasonably available to provide automated assembly of packaging, inclusion of inserts and application of stickers, shrinkwrap and security materials. Company shall maintain and update its information and technology capabilities at the WEA Facilities, at Company’s cost, to meet reasonable WEA requirements and maintain competitive services for WEA and its customers. [*]

7. Invoices and Payments. (a) Rendition of Invoices. During the Term, Company shall prepare and render invoices to WEA with respect to each shipment of units of Components and Products Ordered hereunder. Except with respect to shipping charges to be borne by WEA as provided in Paragraph 3(i), the amount due to Company pursuant to each such invoice shall be due and payable by WEA to Company in US dollars on or before [*] following Company’s rendition of such invoice; [*]. Such invoices shall contain “per SKU” line item detail with special handling or other miscellaneous charges indicated separately in the form and manner consistent with Company’s general form of invoice. The aforementioned invoices shall be denominated in US dollars. Company shall submit all such invoices to WEA electronically pursuant to reasonable instructions given by WEA to Company from time to time (and in paper form, to the extent WEA so requests) and to the extent that Company’s and WEA’s computer systems do not already provide for the electronic submission of all such invoices, Company shall use Company’s reasonable efforts to work with WEA starting upon the commencement of the Term to create a system whereby all such invoices can be submitted electronically to WEA. For the avoidance of doubt, WEA shall only be liable for payments hereunder if WEA (or WEA’s designee) has received the shipment of the relevant finished units of Components and Products reflected in such invoice.

(b) Audits. WEA shall have the right, at WEA’s sole expense, to examine (and/or to appoint representatives to examine) Company’s (and Company’s affiliates’) books and records in order to: (i) verify the correctness of any invoice prepared and rendered by Company in accordance with Paragraph 7(a); (ii) establish the applicability of the provisions contained in Paragraphs 10, 12 and/or 15; or (iii) otherwise establish compliance by Company with its obligations under this Agreement; provided, however, that only independent, third party auditors (i.e., auditors other than WEA’s then-current outside auditor) shall be utilized for the review of Company’s books and records. Independent third party auditors shall have access to all information necessary to perform their duties, however nothing in any report provided by WEA or its affiliates by any such independent third party auditors shall impart to WEA or its affiliates any competitively-sensitive information about Company, Company’s affiliates or any third parties for which Company renders any services. If any such audit reveals that WEA and/or WEA’s affiliates have been overcharged, Company shall reimburse WEA in the amount of the overcharge. If any such audit reveals that WEA has been overcharged by an amount exceeding [*] for the audit period, Company shall reimburse WEA in the amount of the overcharge plus all fees paid by WEA to the auditors concerned in connection with such audit and any other actual, documented, out-of-pocket expense incurred by WEA in connection with such audit. [*]. Regardless of the number of audits conducted hereunder revealing the same specific overcharge to WEA, Company shall not be required to repay to WEA the amount of any such overcharge more than once. WEA’s audit right shall survive the expiration or termination of the Term for [*]. Company shall retain all books and records related to the performance of Services hereunder after the expiration or termination of the Term for so long as WEA may need to perform audits hereunder, but in no event for more than [*] after the rendition of the invoice with respect to the Services to which such invoice relates; provided, however, that before Company destroys any books or records, Company shall deliver written notice of such intent to destroy to WEA [*] before the intended date of destruction. WEA shall have [*] after receipt of such notice to request copies of the books and records to be destroyed, in which case Company shall make copies of such books and records and deliver the same to WEA (but excluding information related to other customers of Company) at WEA’s expense (but at Company’s expense if such copies are of electronic files). As used herein, “books and records” shall include, without limitation, physical data stored in any electronic, magnetic or optical format.

8. Post-Term Procedures. (a) Upon the expiration or termination of the Term, Company shall immediately cause the cessation of all Services and shall have no further rights or obligations with respect to Products except as provided herein; provided, however, that upon WEA’s request, Company shall fill any then-currently outstanding orders for units of Components and Products pursuant to the terms of this Agreement. Within [*] following the expiration or termination of the Term, Company shall provide WEA with a list of all Source Materials and units of Components and Products in Company’s possession or control on such date. The mere expiration or termination of the Term shall not affect any obligation of WEA to pay for Services rendered by Company prior to such expiration or termination or any other obligation that is expressly provided herein to survive the expiration or termination of the Term.

(b) Within [*] following the expiration of the Term or [*] following the early termination of the Term, WEA shall remove from the

Facilities, at WEA’s expense, or order at WEA’s expense the destruction of: (i) all units of Components and Products in Company’s possession or control; and (ii) all Source Materials in Company’s possession or control. The determination whether to remove or destroy such items shall be made by WEA in WEA’s sole discretion.

9. Warranties, Representations, Covenants and Indemnities. (a) Company warrants, represents and/or covenants, as the case may be, that: (i) Company has the right, power and authority to enter into and fully perform this Agreement; (ii) no agreement of any kind heretofore entered into by Company shall interfere in any manner with the complete performance of this Agreement; and (iii) subject to WEA’s rights in the Products and Components and WEA’s warranties and representations set forth below, any items prepared by or otherwise furnished by Company in connection with Components or Products and Company’s performance of Services hereunder will not violate any law or infringe upon the rights of any party.

(b) Company agrees to and does hereby indemnify, save and hold WEA and its affiliates, and each of their respective officers, directors and employees (collectively, for the purposes of this Paragraph 9(b) only, “WEA”) harmless to the maximum extent permitted by law from any and all loss and damage (including court costs and reasonable attorneys’ fees and when incurred) arising out of, connected with or as a result of: (i) any inaccuracy, inconsistency with, failure of, or breach or threatened breach by Company of any warranty, representation, agreement, undertaking or covenant contained in this Agreement; and/or (ii) any and all damages injuries of any kind or nature whatsoever (including death resulting therefrom) to any persons, whether employees of Company or otherwise, and to any property caused by, resulting from, arising out of or occurring in connection with the execution of the work under this Agreement (including as a result of any products liability claims), whether such damages or injuries are or are alleged to be based upon Company’s active or passive negligence or participation in the wrong or upon any breach of any statutory duty or obligation on the part of Company (except to the extent such damages or injuries directly result from any act of WEA’s employees located at Company’s facilities and are not otherwise covered by the property insurance Company is required to maintain hereunder as set forth on Schedule F hereto, or result from a breach of any warranty, representation, agreement, undertaking or covenant of WEA contained herein). The foregoing indemnity shall be applicable only to such claims as have been reduced to judgment or settled with Company’s written approval. WEA shall give Company prompt notice of any claim to which the foregoing indemnity applies and Company shall assume the defense of any such claim through counsel of Company’s choice and at Company’s sole expense. WEA shall have the right to participate in such defense through counsel of WEA’s choice and at WEA’s expense.

(c) WEA warrants, represents and/or covenants, as the case may be, that: (i) WEA has the right, power and authority to enter into and fully perform this Agreement; (ii) no agreement of any kind heretofore entered into by WEA shall interfere in any manner with the complete performance of this Agreement; and (iii) Material embodied in Products and Components as supplied by WEA shall not violate any law or infringe upon the rights of any third party. As used herein “Material” shall include all musical compositions, names, biographical materials and likenesses, photographic, video or motion picture images, sound recordings, intellectual properties, packaging and artwork.

(d) WEA agrees to and does hereby indemnify, save and hold Company and its affiliates, and each of their respective officers, directors and employees (collectively, for the purposes of this Paragraph 9(d) only, “Company”) harmless to the maximum extent permitted by law from any and all loss and damage (including court costs and reasonable attorneys’ fees as and when incurred) arising out of, connected with or as a result of: (i) any inaccuracy, inconsistency with, failure of, or breach or threatened breach by WEA of any warranty, representation, agreement, undertaking or covenant contained in this Agreement; and/or (ii) any and all damages or injuries of any kind or nature whatsoever (including death resulting therefrom) to any persons, whether employees of Company or otherwise, and to any property caused by, resulting from, arising out of or occurring in connection with any act of WEA’s employees located at Company’s facilities, except to the extent such damages and injuries are covered by the property insurance Company is required to maintain hereunder as set forth on Schedule F hereto. The foregoing indemnity shall be applicable only to such claims as have been reduced to judgment or settled with WEA’s written approval. Company shall give WEA prompt notice of any claim to which the foregoing indemnity applies and WEA shall assume the defense of any such claim through counsel of WEA’s choice and at WEA’s sole expense. Company shall have the right to participate in such defense through counsel of Company’s choice and at Company’s expense.

10. Breach, Cure and Termination. (a) WEA may terminate the Term by written notice to Company following either: (i) a breach of this Agreement by Company that is specified in Paragraph 10(b); or (ii) any other material breach of this Agreement by Company. [*] There is no cure period associated with any breach referred to in Paragraph 10(a)(i). There shall be a cure period of [*] days, following written notice to Company, for any breach referred to in Paragraph 10(a)(ii).

(b) The breaches of this Agreement referred to in Paragraph 10(a)(i) are any of the following:

[*]

[*]

(viii) any willful and malicious breach by Company of any material provision hereof.

(c) In addition, WEA may terminate the Term:

(i) by written notice to Company within [*] following the later of: (A) a Change of Control; and (B) written notice to WEA from Company that a Change of Control has occurred;

(ii) by written notice to Company following an Insolvency Event; and

(iii) by written notice to Company following either: (A) the termination of the term of the US PP&S Agreement, other than (x) as a result of a breach by WEA or the expiration of the term thereunder by passage of time or (y) the termination of the term of the US PP&S Agreement under Paragraph 11(c)(iv) thereof; or (B) any material breach by Company under the US PP&S Agreement (i.e., a breach which would then-currently permit WEA to terminate the term thereof and with respect to which WEA’s right to terminate has not been waived).

(d) Any termination of this Agreement under this Paragraph 10 will not relieve Company of liability for breaches hereof arising prior to such termination nor shall it relieve WEA from any liability to pay for Services rendered prior to such termination.

(e)

(i) If because of an “act of God”, inevitable accident, fire, lockout, strike or other labor dispute, riot or civil commotion, act of public enemy or other cause of a similar nature not reasonably within Company’s control (a “Force Majeure Event”), Company is materially hampered in the performance of its obligations under this Agreement, or its normal business operations are delayed or become impossible or commercially impracticable, then Company shall have the option, by giving WEA written notice, to suspend its obligations under this Agreement affected by such Force Majeure Event, effective upon receipt by WEA of such notice, for the duration of any such contingency. Should Company suspend its obligations under this Agreement pursuant to this Paragraph 10(e), such suspension shall not constitute a breach hereunder and Company shall not be subject to price rebates under Paragraph 15 with respect to any occurrences during the pendency of such suspension. Immediately upon Company’s assertion of its right to suspend its obligations under this Agreement, WEA shall have the right to manufacture and/or package Products itself or through third parties during the pendency of such suspension. Further, should Company suspend its obligations under this Agreement, WEA shall, on and from the date which is [*] after the occurrence of (which may be earlier than Company’s assertion of suspension under) a Force Majeure Event, have the right to terminate the Term of this Agreement by notice in writing to Company unless prior to the date of such termination Company has by notice in writing to WEA ended the suspension of Company’s obligations under this Agreement. For the avoidance of doubt, should WEA exercise its right of termination under this Paragraph 10(e), no cure period shall be associated with Company’s failure to perform its obligations hereunder. No liability or obligation of Company under any provision hereof, other than those directly affected by a Force Majeure Event, shall be in any way limited or forgiven as a result of any Force Majeure Event.

(ii) In addition, within [*] of becoming aware of any circumstance or event which may reasonably be anticipated to cause or constitute a Force Majeure Event, Company shall notify WEA of such circumstance or event. For the avoidance of doubt, such notice shall not constitute an assertion by Company of its right to suspend its obligations hereunder.

(iii) If for any reason, Company is unable to provide any Services hereunder in connection with any Order(s) for a period exceeding [*] and such inability is reasonably likely to result in Company being unable to meet the Service Level Requirements set forth herein,

WEA shall have the right to immediately contract with a third party to provide all or any portion of such services for such period of time as may be reasonably necessary for WEA to obtain the services required to fulfill any such Order(s). Once WEA is reasonably satisfied that Company is again able to provide the required Services, WEA shall return the contracted Services to Company as soon as it is reasonably able to do so; provided, however, that the return of such Services to Company shall be subject to any reasonable commitment WEA has made to the applicable third party that such Services would remain with such third party for a period of time. Company shall reimburse WEA upon demand for any and all incremental out-of-pocket charges that WEA reasonably incurs as a result of transferring its Services under this Paragraph 10(e)(iii).

(f) If WEA purports to terminate this Agreement under this Paragraph 10, each party hereto shall have the right to seek any remedy or other relief available under applicable law (except as limited by Paragraph 16(n)), and each party hereto shall have the right to assert any defenses available under applicable law; provided, however, that under no circumstances shall any party from whom WEA obtains services in substitution for any or all Services to be provided hereunder have any liability whatsoever to Company arising out of or related to any actual or purported termination of this Agreement by WEA, even if in violation of this Agreement and Company shall take no action against any such party in connection with the provision of such services by such party to WEA.

11. Anti-Piracy Activities. Company (and WEA, to the extent applicable to a content provider) shall at all times use commercially reasonable efforts to comply with industry standard procedures associated with anti-piracy activities including: (i) the IRMA anti-piracy compliance program; (ii) the IFPI anti-piracy compliance program; and (iii) all other measures and procedures described in the RIAA Draft CD Plant Good Business Practices set forth therein.

12. Adjustments. [*]

[*]

(d) [*]

[*]

(e) [*]

(g) Each of WEA and Company agrees to negotiate in good faith to attempt to resolve any disagreement which may arise in connection with the implementation or interpretation of the terms and provisions of this Paragraph 12. In the event that such good faith negotiation does not result in the resolution of any such disagreement within a fifteen (15)-day period, the parties shall retain an arbitrator to make a fair and reasonable determination as to any such disagreement (the “Arbitrator”). The Arbitrator shall be a retired executive or attorney with substantial experience in the field of manufacturing, preferably in the manufacturing of Optical Discs, shall be independent of each of WEA and Company, and shall endeavor to provide a determination of any dispute among the parties within thirty (30) days of being retained, but in each case, as quickly as possible. The parties shall jointly appoint the Arbitrator and the identity of the Arbitrator shall be satisfactory to each of the parties. The parties shall share equally in the cost and expense of retaining the Arbitrator. If the parties cannot agree upon a person to act as the Arbitrator within thirty (30) days of the expiry of the fifteen (15)-day negotiation period specified in this Paragraph 12(g), then the Arbitrator shall be selected by the American Arbitration Association. Any arbitration hereunder shall be conducted in conformance with the rules established by the American Arbitration Association. Any determination made by the Arbitrator shall be final and binding on each of the parties.

13. Confidentiality. (a) Each of Company and WEA shall, and shall cause its affiliates, and its and its affiliates’ directors, officers, employees and agents (each, a “Recipient”) to, maintain in confidence the material terms of this Agreement, except that WEA may disclose this Agreement on a confidential basis in connection with a potential Recorded Music Major Transaction, to a potential assignee under Paragraph 16(c) or to third parties and WEA affiliates as may be necessary in the ordinary course of business (provided, that any such disclosure shall be limited to those persons who agree to be bound by the provisions of this Paragraph). The restriction in the preceding sentence shall not apply to information that: (i) becomes generally available to the public other than as a result of disclosure by such Recipient contrary to this Agreement; (ii) was available to such Recipient on a non-confidential basis prior to its disclosure to such Recipient; (iii) becomes available to such Recipient on a non-confidential basis from a source other than any other Recipient unless such Recipient knows that such source is bound by a confidentiality agreement or is otherwise prohibited from transmitting the information to such Recipient by a contractual obligation; (iv) is independently developed by such Recipient without reference to confidential information received from any other party; (v) is required to be disclosed by applicable law or legal process, provided that any Recipient disclosing pursuant to this clause (v) shall notify the other party at least five (5) days prior to such disclosure so as to allow such other party an opportunity to protect such information through protective order or otherwise; (vi) is required to be disclosed by any listing agreement with, or the rules or regulations of, any security exchange on which securities of such Recipient or any of its affiliates are listed or traded; or (vii) is required to be disclosed by a party in order to perform its obligations under the Agreement; provided, that any such disclosure shall be limited to those persons who have a need to know such information and who agree to be bound by the provisions of this Paragraph 13. No party hereto shall make a press release or public announcement concerning this Agreement without the prior written consent of the other party hereto.

(b) Company shall, and shall cause its affiliates, and its and its’ affiliates’ directors, officers, employees and agents to, maintain in confidence all information that: (i) is in its or their possession by reason of Company’s performance of Services hereunder; and (ii) relates to the Products. WEA shall, and shall cause its affiliates, and its and its’ affiliates’ directors, officers, employees and agents to, maintain in confidence all information that: (x) is in its or their possession by reason of Company’s performance of Services hereunder; and (y) relates to the pricing, methods of manufacture or other proprietary information of Company. The restrictions in the two preceding sentences shall not apply to information that: (A) becomes generally available to the public other than as a result of disclosure by such Recipient contrary to this Agreement; (B) was available to such Recipient on a non-confidential basis prior to its disclosure to such Recipient; (C) becomes available to such Recipient on a non-confidential basis from a source other than any other Recipient unless such Recipient knows that such source is bound by a confidentiality agreement or is otherwise prohibited from transmitting the information to such Recipient by a contractual obligation; (D) is independently developed by such Recipient without reference to confidential information received from any other party; (E) is required to be disclosed by applicable law or legal process, provided that any Recipient disclosing pursuant to this clause (E) shall notify the other party at least five

(5) days prior to such disclosure so as to allow such other party an opportunity to protect such information through protective order or otherwise; or (F)  is required to be disclosed by any listing agreement with, or the rules or regulations of, any security exchange on which securities of such Recipient or any of its affiliates are listed or traded. Notwithstanding anything to the contrary above, WEA and its affiliates shall be permitted to disclose any information on a confidential basis in connection with a potential Recorded Music Major Transaction, to a potential assignee under Paragraph 16(c) or to third parties and WEA affiliates as may be necessary in the ordinary course of business (provided, that any such disclosure shall be limited to those persons who agree to be bound by the provisions of this Paragraph).

(c) The obligations of WEA and Company under Paragraphs 13(a) and 13(b) shall survive for [*] following the expiration or termination of the Term.

(d)

(i) Notwithstanding anything to the contrary set forth in this Paragraph 13, the parties hereby agree that, as of the earliest of: (A) the date of the public announcement of discussions relating to the transactions contemplated by the Stock Purchase Agreement (the “Transaction”); (B) the date of the public announcement of the Transaction; and (C) the date of the execution of an agreement (with or without conditions) to enter into the Transaction, each party (and each employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure.

(ii) The parties acknowledge that: (A)(x) the identity of any existing or future party (or any affiliate of such party) to the Transaction; and (y) any specific pricing information or other commercial terms, including the amount of any fees, expenses, rates or payments arising in connection with the Transaction, are not included in the meaning of the terms “tax treatment” and “tax structure” as referred to in clause (i) of this Paragraph 13(d); and (B) nothing in this Agreement shall in any way limit any party’s ability to consult any tax advisor (including a tax advisor independent from all other entities involved in this Transaction) regarding the tax treatment or tax structure of the Transaction.

14. Definitions. (a) Certain Terms.

(i) “Acquired Facility” shall mean any of the United States facilities which are being acquired by Company in connection with the Stock Purchase Agreement.

(ii) “Armed Forces Post Exchanges” shall mean United States military posts, ships’ stores or other United States armed forces facilities.

(iii) “Catalog Titles” shall mean any Product (or Component thereof) following such Product’s “street date.”

(iv) “Change of Control” shall mean (i) any merger or consolidation of Company or Parent with a Major or its affiliates or any sale, transfer, issuance or other disposal (in one transaction or in a series of transactions) of all or more than thirty percent (30%) of the shares of capital stock, partnership interests, membership interests in a limited liability company or other equity ownership interests (“Equity Interests”) of Parent or Company (or any subsidiary of Parent or Company engaged in the business of provided M&P Services, whether now owned or hereafter acquired) to a Major or its affiliates; (ii) the failure by Parent to own, directly or indirectly, beneficially and of record, Equity Interests in company representing at least eighty percent (80%) of each of the aggregate ordinary voting power and aggregate equity value represented by the issued and outstanding Equity Interests in Company; (iii) Parent or Company sells all or substantially all of its assets; or (iv) any other event which results in Parent no longer controlling the direction or management of Company.

(v) “Combined Entity” shall mean the entity or entities formed as a result of any Recorded Music Major Transaction.

(vi) “Components” shall mean the packaging or promotional elements included in the Containers or utilized in connection therewith, including inserts, booklets and inlay cards and stickers.

(vii) “Containers” shall mean the containers (e.g., jewel boxes and snapper boxes) into which Records are collated.

(viii) “Contract Year” shall mean each separate, consecutive one (1)-year period of the Term, the first such period to commence on the first day of the Term.

(ix) “Facility” shall mean any facility owned and/or leased and controlled by Company or one of Company’s affiliates.

(x) “Hit Titles” shall mean Catalog Titles designated by WEA as such based upon current or anticipated sales and delivery requirements.

[*]

[*]

(xii) “International Manufacturing Agreement” shall mean the International Manufacturing and Packaging Agreement between WMI and Company dated as of the date hereof.

(xiii) “International PP&S Agreement” shall mean the International Pick, Pack and Shipping Services Agreement between WMI and Company dated as of the date hereof.

(xiv) “Inventory” shall mean all inventory of units of Components and finished units of Products stored in any Facility.

(xv) “Key Release” shall mean a New Release of which greater than [*] and less than [*] units have been Ordered.

(xvi) “Key Release Date” shall mean the date by which the Orders for a Key Release are required to be shipped pursuant to Schedule A hereto.

(xvii) “M&P Services” shall mean Manufacturing Services and Packaging Services.

(xviii) “Major” shall mean any one of the following companies: Sony Music Entertainment Inc., Bertelsmann Music Group, EMI Group plc or Universal Music Group (or their successors).

(xix) “Manufacturing Services” shall mean: (i) selected pre-production services (as reasonably determined by WEA and normally rendered by manufacturers of Products); (ii) selection of suppliers; (iii) ordering raw materials (including Components) from various suppliers such as pressing plants, duplicators and printers; (iv) assembly;

(v) arranging shipment of Components to various points; (vi) arranging shipment of finished units from point of manufacture to WEA’s distributor and to other shipment locations identified by WEA; and (vii) inventory control, all of the foregoing for Optical Discs only.

(xx) “Manufacturing Source Materials” shall mean, collectively, all materials (other than raw materials such as plastic) necessary to manufacture finished units including Masters and Components, whether in physical or electronic form (as determined by WEA).

(xxi) “Master” shall mean any recording embodied in any form from which Records may be derived.

(xxii) “New Release” shall mean any Product (or Component thereof) prior to and including such Product’s “street date.” For the purposes of Schedule A hereto, all promotional units of Products shall be treated as New Releases.

(xxiii) “Optical Disc” shall mean any kind of optical disc now known or hereafter devised, including a compact disc in any of its forms and a Digital Versatile Disc in any of its forms and any other high-density optical disc. For the purposes of this definition, a compact disc includes audio CD, CD-ROM, Video CD, CD-I, CD-R, CD-RW, Photo CD, Enhanced CD and CD+G, as each such term is commonly used and understood. For the purposes of this definition, a Digital Versatile Disc includes DVD-Audio, DVD-Video, DVD-ROM, DVD-R, DVD-RW and DVD-RAM, as each such term is commonly used and understood. “Optical Disc” shall not include so-called “high-definition” Digital Versatile Discs (“HD-DVDs”); provided, however, that if WEA’s total production of units of Products in HD-DVD format for any Contract Year exceeds [*] of WEA’s total production of units of Products in all formats for such Contract Year (including units of Products in HD-DVD format), then thereafter during the Term, on a prospective basis, HD-DVDs shall be deemed to be “Optical Discs” hereunder. “Optical Disc” shall include the so-called “Hybrid” CD/DVD Disc.

(xxiv) “Order” shall mean a request made by WEA for the manufacture and/or packaging of units of Products, Components or any other materials hereunder. An “Order” may be for individual Products, Components or other materials, may be for multiple Products, Components or other materials and may specify multiple quantities of the same Product, Component or other materials to be produced for delivery to single and/or multiple locations. An “Order” shall include a “bill of materials” or “BOM” as said term is utilized in the manufacturing industry.

(xxv) “Packaging Services” shall mean: (i) selected pre-production services (as reasonably determined by WEA and normally rendered by packagers of Records); (ii) selection of raw material suppliers; (iii) ordering raw materials from various suppliers; (iv) printing of required printed materials; (v) assembly; (vi) arranging shipment of finished units of Components from point of manufacture to shipment locations identified by WEA; and (vii) inventory control, all of the foregoing for Optical Discs only.

(xxvi) “Packaging Source Materials” shall mean, collectively, all materials (other than raw materials such as ink and paper) necessary to manufacture Components, whether in physical or electronic form (as determined by WEA).

(xxvii) “Parent” shall mean Cinram International Inc.

(xxviii) “Platinum Release” shall mean a New Release for which greater than [*] have been Ordered.

(xxix) “Platinum Release Date” shall mean the date by which the Orders for a Platinum Release are required to be shipped pursuant to Schedule A hereto.

(xxx) “Pre-Production” shall mean all steps that must be taken in preparation for manufacture once an Order has become Workable.

(xxxi) “Production” shall mean both the actual manufacture of units of Components and/or finished units of Products (as applicable) and the completed delivery of such units to locations in the Territory designated by WEA.

(xxxii) “Products” shall mean all Records intended for sale in the Territory for which WEA requires M&P Services to be performed during the Term and for which WEA has the unilateral right to control the identity of the party who renders such M&P Services. Following a Recorded Music Major Transaction, “Products” shall mean all Records intended for sale in the Territory for which the Combined Entity requires M&P Services to be performed during the Term and for which the Combined Entity has the unilateral right to control the identity of the party who renders such M&P Services. It has been WEA’s general custom to use its commercially reasonable efforts to acquire the unilateral right to control the identity of the party who renders M&P Services in connection with Records. WEA shall continue to do so during the Term, in accordance with past practice. For the avoidance of doubt, Records sold through so-called “kiosks” shall not constitute “Products” hereunder.

(xxxiii) “Recorded Music Major Transaction” shall mean a joint venture, merger, or other combination of all or a substantial portion of the recorded music businesses of Warner Music Group with all or a substantial portion of the recorded music businesses of any Major.

(xxxiv) “Records” shall mean all physical forms of recording and reproduction by which sound may be recorded now known or which may hereafter become known, manufactured or sold primarily for home use, jukebox use, or use on or in means of transportation, including magnetic recording tape, film, electronic video recordings and any other physical medium or device for the production of artistic performances manufactured or sold primarily for home use, jukebox use or use on or in means of transportation, whether embodying: (i) sound alone; or (ii) sound synchronized with visual images, e.g., “sight and sound” devices, but only so long as such forms of recording and reproduction contain performances of works by recording artists.

(xxxv) “Services” shall mean the M&P Services and all other services to be provided by Company under this Agreement.

(xxxvi) “Source Materials” shall mean Manufacturing Source Materials and Packaging Source Materials.

(xxxvii) “Stock Purchase Agreement” shall mean the Stock Purchase Agreement among AOL Time Warner Inc., Parent and Company dated as of July 18, 2003.

(xxxviii) “Term” shall mean the [*] commencing on the Closing Date, as such term is defined in the Stock Purchase Agreement, subject to earlier termination in accordance with Paragraph 10.

(xxxix) “Territory” shall mean the United States, its territories and possessions, including Puerto Rico, and Armed Forces Post Exchanges serviced from distribution points in the U.S.

(xl) “US PP&S Agreement” shall mean the US Pick, Pack and Shipping Services Agreement between WEA and Company dated as of the date hereof.

(xli) “WEA Facility” shall mean any Facility at which Company provides or has provided Services to WEA hereunder.

(xlii) “WHV” shall mean Warner Home Video Inc.

(xliii) “WMI” shall mean WEA International Inc.

(xliv) “Workable” shall mean: (i) for orders of Manufacturing Services, an Order for which all of the items to be furnished by WEA (such as Source Materials and similar materials) reasonably necessary to complete manufacturing of finished units of Products have been received by Company in reasonably sufficient quantities; and (ii) for orders of Packaging Services, an Order for which all of the items to be furnished by WEA (such as Source Materials and similar materials) reasonably necessary to complete manufacturing of Components have been received by Company in reasonably sufficient quantities.

(b) Other Definitional and Interpretative Provisions.

(i) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Paragraph and Schedule references are to this Agreement unless otherwise specified.

(ii) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(iii) Unless the context requires otherwise, other grammatical forms of defined words or expressions used herein have corresponding meanings.

15. [*]

(b) [*]

limit WEA’s other rights against Company for breach hereof, but any amounts paid by Company pursuant to this Paragraph 15 shall reduce any amounts otherwise payable by Company with respect to such breach.

16.  Miscellaneous.  (a) Entire Agreement, Modification.  This Agreement contains the entire understanding of the parties hereto relating to the subject matter hereof and supersedes all previous agreements or arrangements between the parties, both written and oral, hereto relating to the subject matter hereof, except that nothing in Paragraph 3 shall limit the obligations of Company under the US PP&S Agreement. This Agreement cannot be changed except by an instrument signed by the authorized signatories of the parties hereto.

(b)  Waiver.  Any party to this Agreement may: (i) extend the time for the performance of any of the obligations or other acts of the other party hereto; (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto; or (iii) waive compliance with any of the agreements or conditions of the other party hereto contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of either hereto party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

(c)  Assignment.  Company shall not have the right without WEA’s prior written consent (which consent may be granted or withheld in the sole discretion of WEA) to assign this Agreement or any of the rights granted to Company hereunder; provided, however, that: (i) Company shall be permitted to assign this Agreement to Parent or any wholly owned subsidiary of Parent; and (ii) if Company sells all or a majority of Company’s Equity Interests in Ivy Hill Corporation to a third party (the “Ivy Purchaser”), then Company shall thereafter have the right to assign to the Ivy Purchaser by way of an agreement entered into among Company, Ivy Hill Purchaser and, at WEA’s option, WEA, Company’s rights hereunder to perform the Packaging Services in connection with printed Components only; provided, further, that in each case, notwithstanding such assignment, Company at all times shall remain directly and fully liable to WEA for the performance of such M&P Services hereunder. WEA shall have the right without Company’s consent to assign this Agreement, in whole or in part, to any subsidiary, parent company or affiliate of WEA, or to any third party acquiring all or substantially all of WEA’s assets or equity; provided, however, that in each case, notwithstanding such assignment, WEA at all times shall remain directly and fully liable to Company for the performance of the obligations of WEA hereunder.

(d)  Further Assurances.  Company and WEA each agree to execute and deliver all such other and additional instruments and documents and to do such other acts and things as may be necessary to more fully effectuate this Agreement.

(e)  Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of, and shall be enforceable by, each of the parties hereto and their respective permitted assigns.

(f)  Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Paragraph 16(f)):

WEA:

c/o Warner Music Group Inc.
75 Rockefeller Plaza
New York, New York 10019
Attn: EVP & CFO
Fax: (212) 258-3121

with a copy to:

Warner Music Group Inc.
75 Rockefeller Plaza
New York, New York 10019
Attention: EVP & General Counsel
Fax: (212) 258-3092

Company:

Cinram International Inc.
2255 Markham Road
Scarborough, Ontario M1B 2W3
Canada
Attn: Dave Rubenstein, President
Fax: (416) 298-0612

with a copy to

Ervin, Cohen & Jessup LLP
9401 Wilshire Boulevard, 9th Floor
Beverly Hills, California 90212
Attn: Howard Z. Berman, Esq.
Fax: (310) 859-2325

(g)  Headings.  The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(h)  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any federal, state, local or foreign statute, law, ordinance, regulation, code, order, other requirement or rule of law or by public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated thereby are consummated as originally contemplated to the greatest extent possible.

(i)  No Agency.  WEA and Company each shall have the status of an independent contractor and nothing herein contained shall contemplate or constitute WEA as Company’s agent or employee or Company as WEA’s agent or employee. This Agreement does not constitute or acknowledge any partnership or joint venture between WEA and Company.

(j)  No Third Party Beneficiaries.  Except for the provisions of Paragraphs 9(b) and 9(d) relating to indemnified parties, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other party any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(k)  GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, APPLICABLE TO CONTRACTS EXECUTED IN AND TO BE PERFORMED ENTIRELY WITHIN THAT STATE.  EXCEPT AS PROVIDED IN PARAGRAPH 12(g) OR SCHEDULE F HERETO, ALL ACTIONS AND PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE HEARD AND DETERMINED IN ANY NEW YORK STATE OR FEDERAL COURT SITTING IN THE CITY OF NEW YORK, AND THE PARTIES HERETO HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH ACTION OR PROCEEDING AND IRREVOCABLY WAIVE THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING, EACH PARTY HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO SUCH PARTY AT ITS ADDRESS SPECIFIED IN PARAGRAPH 16(f). THE PARTIES HERETO AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN

OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS PARAGRAPH 16(k) SHALL AFFECT THE RIGHT OF EITHER PARTY HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. THE CONSENTS TO JURISDICTION SET FORTH IN THIS PARAGRAPH 16(k) SHALL NOT CONSTITUTE GENERAL CONSENTS TO SERVICE OF PROCESS IN THE STATE OF NEW YORK AND SHALL HAVE NO EFFECT FOR ANY PURPOSE EXCEPT AS PROVIDED IN THIS PARAGRAPH 16(k) AND SHALL NOT BE DEEMED TO CONFER RIGHTS ON ANY PARTY OTHER THAN THE PARTIES HERETO.

(l)  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. EACH PARTY HERETO: (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH 16(l).

(m)  Consents.  Except as specifically provided to the contrary herein, if any consent, approval or authority is required from either party hereto, such consent, approval or authority shall not be unreasonably withheld or delayed.

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(o)  Counterparts.  This Agreement may be executed in one or more counterparts, and by the parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

If the foregoing is acceptable, please acknowledge the same by signing in the appropriate places below.

WARNER-ELEKTRA-ATLANTIC CORPORATION

By:	/s/ David H. Johnson
	Name:	David H. Johnson
	Title:	Vice President and Secretary

CINRAM MANUFACTURING INC.

By:	/s/ LEWIS RITCHIE
	Name:	LEWIS RITCHIE
	Title:	TREASURER

List of Attached Schedules

Schedule A: Service Level Requirements

Schedule B: Technical Specifications

Schedule C: Fees

Schedule D: Approved Subcontractors

Schedule E: WEA’s Code of Conduct for Third-Party Service Providers

Schedule F: Insurance Coverage

Schedule G: Contract Year Global Volume Rebate

Schedule H Additional Pricing Schedule

Schedule I Additional M&P Service Prices

Schedule A

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Schedule B

Technical Specifications

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Schedule C

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Schedule D

Approved Subcontractors

Schedule E

WEA’s Code of Conduct For Third Party Service Providers

1.  Company will not (without WEA’s written consent) manufacture merchandise utilizing any properties the copyright or trademark to which is owned or licensed exclusively by WEA or its wholly owned or controlled affiliates, other than Products in accordance with this Agreement.

2.  Company shall not use child labor in the manufacturing, packaging or distribution of Products. The term “child” refers to a person younger than the local legal minimum age for employment or the age for completing compulsory education, but in no case shall any child younger than fifteen (15) years of age (or fourteen (14) years of age where local law allows) be employed in the manufacturing, packaging or distribution of Products.

3.  Company shall only employ persons whose presence is voluntary. Company shall not use any forced or involuntary labor, whether prison, bonded, indentured or otherwise.

4.  Company shall treat each employee with dignity and respect, and shall not use corporal punishment, threats of violence, or other forms of physical, sexual, psychological or verbal harassment or abuse.

5.  Company shall not discriminate in hiring and employment practices, including salary, benefits, advancement, discipline, termination, or retirement on the basis of race, religion, age, nationality, social or ethnic origin, sexual orientation, gender, political opinion or disability.

6.  Company recognizes that wages are essential to meeting employees’ basic needs.  Company shall comply, at a minimum, with all applicable wage and hour laws, including minimum wage, overtime, maximum hours, piece rates and other elements of compensation, and shall provide legally mandated benefits. If local laws do not provide for overtime pay, Company shall pay at least regular wages for overtime work. Except in extraordinary business circumstances, Company shall not require employees to work more than the lesser of (a) forty-eight (48) hours per week and twelve (12) hours overtime or (b) the limits on regular and overtime hours allowed by local law, or, where local law does not limit the hours of work, the regular work week in such country plus twelve (12) hours overtime.  In addition, except in extraordinary business circumstances, employees will be entitled to at least one (1) day off in every seven (7) day period. Company agrees that, where local industry standards are higher than applicable legal requirements, it will meet the higher standards.

7.  Company shall provide employees with a safe and healthy workplace in compliance with all applicable laws, ensuring, at a minimum, reasonable access to potable water and sanitary facilities, fire safety, and adequate lighting and ventilation. Company also shall ensure that the same standards of health and safety are applied in any housing it provides for employees. Company shall provide WEA with all information WEA may request about manufacturing, packaging and distribution facilities for the Products.

8.  Company shall respect the rights of employees to associate, organize and bargain collectively in a lawful and peaceful manner, without penalty or interference, in accordance with applicable laws.

9.  Company shall comply with all applicable laws, including those pertaining to the manufacture, pricing, sale and distribution of Products.

10.  Company shall comply with all applicable environmental laws.

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Schedule F

Insurance Coverage

NOTE:  The following insurance requirements are intended to provide insurance coverage under this Agreement and each of the other service agreements being entered into between the parties hereto and their affiliates as of the date hereof.  Accordingly, to the extent any such other agreements require insurance coverage thereunder that is duplicative of the insurance coverage provided for below, such insurance coverage need not be duplicated under such other agreements.

1.  Property Insurance, Including Extra Expense and Business Interruption:  Company at all times and at its own cost and expense shall insure WEA’s property as defined and required in this Agreement under so-called “all risk” policies of insurance, including but not limited to coverage for extended perils, earthquake, windstorm, flood, and collapse; open cargo, war risk cargo and terrorism. Company shall purchase an insurance policy that indemnifies WEA for non-physical damage to source material, if available on a commercially reasonable basis and is warranted by the risk profile of the Company. WEA’s property shall consist of and not be limited to source material, finished goods and inventory, returned stock, master recordings, digital files, DVDs, CDs and all printing and packaging material.

Either dedicated policies or portfolio (blanket) coverage forms may provide the “all risk” property insurance, providing that the per occurrence limit of insurance available with respect to the WEA property at any Company location for property damage, business interruption, and extra expense shall not be less than [*] except, that coverage for California Earthquake shall be no less than [*] per occurrence and in aggregate; and Terrorism for WEA Manufacturing Alsdorf shall be no less than [*] per occurrence and in aggregate. Further, the limits of insurance applicable to the extended perils and the perils of earthquake, flood and terrorism shall be an annual aggregate. The deductible on said policies shall be the sole responsibility of Company and be of no greater amount than is commercially reasonable for a company of its financial standing. These policies shall be primary to any policy maintained by or on behalf of WEA. WEA may, at any time, review the amount of insurance required hereunder, and may, from time to time, but in no event more than annually, require a lower or higher amount depending on the best available estimate of the aggregate exposure to loss arising from damage to WEA’s property under this Agreement.

The open cargo and war risk cargo insurance policies shall provide per shipment limits of indemnity of no less than [*] and contain a warehouse coverage endorsement. In the event that the [*] limit of insurance is not adequate to fully insure any given shipment under this Agreement, Company shall purchase additional insurance to cover the full replacement cost of the shipment. The deductible on these policies shall be no greater than what is commercially reasonable for an enterprise with Company’s financial standing. The deductible shall be the responsibility of Company and this coverage shall be primary to any coverage maintained by WEA.

All policies shall provide for a reimbursement value with respect to WEA’s property at replacement cost for new property of like kind and quality, with no deduction for depreciation, and shall include WEA, its partners, officers, employees, and affiliates as loss payees under the policies as their interest may appear, and shall provide that no act or omission on the part of Company as the title insured shall prejudice a direct claim by the additional insured. All property policies shall include a waiver of subrogation in favor of WEA.  Further, Company agrees to secure terms with its insurer that in the event that Company fails to pay premium resulting in a cancellation of coverage that WEA will be given the opportunity to maintain coverage for its insured property under the policy; and Company will reimburse WEA within [*] of notice for the expense incurred.

2.  Public Liability Insurance:  Company shall also be required to obtain and maintain comprehensive general liability insurance and a follow-form “umbrella liability” policy, providing insurance against claims for bodily injury, including death, property damage, personal and advertising injury, blanket contractual liability, broad form property damage liability, explosion, collapse and underground hazard, and products and completed operations, for such claims occurring or alleged to have occurred in the course of any operations or activities contemplated by this Agreement, in such amounts as from time to time are carried by prudent owners of comparable operations, but in no event less than [*] per occurrence and [*] in the annual aggregate, and covering as additional insureds all the WEA individuals and entities for which and to the extent it is responsible under this Agreement.

3.  Workers’ Compensation and Employers’ Liability Insurance:

The Workers’ Compensation policy shall include the following coverage:

1.	Coverage A	Statutory
2.	Coverage B	Employers’ Liability

Bodily Injury by Accident	$[*] each accident
Bodily Injury by Disease	$[*] policy limit
Bodily Injury by Disease	$[*] each employee

Company shall maintain any other employment related insurance coverage required by any jurisdiction having control over any employees or operations used in connection with this Agreement.

4.  Automobile Liability Insurance:  Company shall purchase and maintain automobile liability and follow-form “umbrella liability” insurance for all owned, non-owned and hired vehicles with limits of not less than one hundred million dollars ($100,000,000) combined single limit for bodily injury and property damage. This insurance coverage must include all automotive and truck equipment used in the

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performance of the work under this Agreement, and must include the loading and unloading of same.

5.  Environmental Liability Insurance:  In the event Company encounters and must perform or engage a contractor to perform work related to the remediation or abatement of “hazardous material” which includes, without limitation, any flammable explosives, radioactive materials, hazardous materials, hazardous waste, hazardous or toxic substances, or related materials defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Section 9601, et seq.), the Superfund Amendments and Reauthorization Action of 1986 (Pub. L. No. 99-499, 100 stat. 1613 (1986)), the Hazardous Material Transportation Act, as amended (49 U.S.C. Section 1801, et seq.) and in the regulations adopted and publications promulgated pursuant thereto, or any other federal, state or local environmental law, ordinance, rule, or regulation (or applicable law in any jurisdiction outside the US), Company, or any contractor performing such work on behalf of Company, shall provide “contractor’s pollution liability” insurance, as applicable to the work to be performed, covering claims from third party injury and property damage as a result of pollution conditions emanating from on-site, under the site, or off the site arising out of its operations and completed operations.  Completed operations coverage shall remain in effect for no less than [*] after final completion. Minimum liability limits, including excess liability coverage, shall be [*] each occurrence and [*] in the aggregate.

The automobile liability insurance must contain provisions for thirty (30) days prior written notice of cancellation, nonrenewal, material change or reduction of insurance sent by certified mail return receipt requested, and waiver of subrogation in favor of WEA, additional insureds and all other such entities, as may be reasonably requested by WEA.

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6.  Provisions Applicable to All Policies of Insurance Required Hereunder: Policies of insurance shall be underwritten by an insurer with an AM Best rating of no less than A- and a financial size class of VII or better (or an equivalent rating from an alternate rating agency), and may be an admitted or non-admitted carrier. Any insurer not meeting these criteria must be approved in writing by WEA’s risk management department whose authorization shall not be unreasonably withheld. Satisfactory evidence of insurance shall be provided before the commencement of this Agreement and shall be evidenced at each renewal by a binder and certificate of insurance at least ten (10) days before expiration of coverage and upon request of WEA, on an annual basis or as necessitated by a material change in coverage or legal action. Company shall forward to WEA a copy of all required policy forms upon request. With respect to property located outside the U.S, any loss payable to WEA shall be adjusted and paid in the currency of the United States of America, subject to the rate of exchange published in The Wall Street Journal on the date of the loss.  If Company elects to maintain insurance for property located outside the US, where the policy is denominated in a currency other than the US dollar, such policy limits and deductibles shall at all times be sufficient to meet the US dollar denominated requirements set forth on this Schedule F.

Each of WEA and Company agrees to negotiate in good faith to attempt to resolve any disagreement which in any way affects any insurance required to be carried hereunder. In the event that such good faith negotiation does not result in the resolution of any such disagreement within a fifteen (15) day period, the parties shall retain an arbitrator to make a fair and reasonable determination as to any such disagreement (the “Insurance Arbitrator”).  The Insurance Arbitrator shall be a retired executive or attorney with substantial experience in the insurance industry, preferably in the field of manufacturing, shall be independent of each of WEA and Company, and shall endeavor to provide a determination of any dispute among the parties within thirty (30) days of being retained, but in each case, as quickly as possible.  The parties shall jointly appoint the Insurance Arbitrator and the identity of the Insurance Arbitrator shall be satisfactory to each of the parties. The parties shall share equally in the cost and expense of retaining the Insurance Arbitrator.  If the parties cannot agree upon a person to act as the Insurance Arbitrator within thirty (30) days of the expiry of the fifteen (15) day negotiation period specified in this Paragraph 6, then the Arbitrator shall be selected by the American Arbitration Association. Any arbitration hereunder shall be conducted in conformance with the rules established by the American Arbitration Association. Any determination made by the Insurance Arbitrator shall be final and binding on each of the parties. For the avoidance of doubt, Company shall at all times including during the pendency of any dispute and until such time as such dispute is resolved be required to continue to procure insurance policies at its sole expense in full force and effect as required in this Agreement and as specified herein.

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Schedule G

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Schedule H

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Schedule I

Additional M&P Service Prices

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